Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2015 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, October 26, 2015 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights

•	Total revenues were US$522 million[1], up 21% year-over-year and 6% quarter-over-quarter.

•	Brand advertising revenues were US$152 million, up 2% year-over-year and flat quarter-over-quarter. Of this, revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$51 million, down 6% year-over-year and 2% quarter-over-quarter. Revenues of Sohu Video were US$57 million, up 9% year-over-year and down 4% quarter-over-quarter.

•	Sogou[2] revenues were US$162 million, up 53% year-over-year and 10% quarter-over-quarter.

•	Online game revenues were US$153 million, flat year-over-year and down 12% quarter-over-quarter.

•	GAAP net income attributable to Sohu.com Inc. was US$39 million, or US$1.00 per fully-diluted share. Non-GAAP[3] net income attributable to Sohu.com Inc. was US$49 million, or US$1.27 per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “I am pleased with our quarterly results amid a sluggish economy and considerable RMB depreciation. This past quarter recorded Chinese economy growth at the slowest rate since 2009. The soft macro economy had a major impact on traditional brand advertisers who shrank their marketing budgets. In addition, the depreciation of RMB against the U.S. dollar had an adverse effect to our reported numbers. Despite these factors and excluding certain non-recurring items, we still managed to deliver in-line revenue performance and operating profit well exceeded our prior expectations.”

Dr. Zhang added, “For Sohu Media Portal, in the third quarter, we continued to refine mobile news App interface to improve user experience. In the meantime, we strived to enhance our content offerings, providing users high quality news and reliable information. For Sohu Video, while we took a cautious approach to acquiring head content, we have been more aggressively investing in original content and PGC, or professionally generated content. Sogou continued to deliver strong top-line and bottom-line performance, while it prepared to ramp up investment in promoting its search brand. Changyou continued to deliver strong revenues and cash flow, and with its strong R&D capabilities as well as vast user base legacy from the legacy TLBB game, Changyou is well positioned to bring new hit games to the market.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “For the third quarter, Sogou once again posted record revenue and profit and its mobile search traffic surpassed PC traffic for the first time. We further differentiated our mobile search service while we continued to deepen our cooperation with Tencent’s social platforms, connecting with more unique and high-quality content. With the help of deep learning technology, we enhanced the voice and image recognition features of Sogou Mobile Keyboard, our leading language input App. Sogou’s quarterly revenues reached $162 million, up 53% year-on-year. Non-GAAP net income was $34 million, more than five times the level from a year ago. Given that we have substantially widened our product range, we will be more aggressive in brand promotion to expand our user base.”

[1]	In the third quarter of 2015, depreciation of the RMB against the U.S. dollar had an impact on our reported financial results. Excluding the effect of foreign exchange rate changes, total revenues in the third quarter of 2015 would have been US$14 million higher with a growth rate of 25% year over year and 9% quarter over quarter.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards and income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2015 were US$522 million, up 21% year-over-year and 6% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the third quarter of 2015 were US$299 million, up 21% year-over-year and 5% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2015 totaled US$152 million, up 2% year-over-year and flat quarter-over-quarter. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$51 million, down 6% year-over-year and 2% quarter-over-quarter. Revenues of Sohu Video were US$57 million, up 9% year-over-year and down 4% quarter-over-quarter.

Search and search-related revenues for the third quarter of 2015 were US$148 million, up 50% year-over-year and 9% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly driven by the search business as a result of increases in the number of paid clicks and higher average cost per click.

Online game revenues for the third quarter of 2015 were US$153 million, flat year-over-year and down 12% quarter-over-quarter. The quarter-over-quarter decrease was mainly due to a decline in revenues from TLBB 3D as a result of the typical progression of the life cycle of mobile games and the completion of the sale of the 7Road business during the quarter.

Other revenues for the third quarter of 2015 were US$70 million, compared with US$33 million in the third quarter of 2014 and US$35 million in the second quarter of 2015. In the third quarter of 2015, we recognized US$29 million net revenues from the movie “Jian Bing Man.”

Gross Margin

Both GAAP and non-GAAP gross margin was 59% for the third quarter of 2015, compared with 58% in the third quarter of 2014 and 55% in the second quarter of 2015.

Both GAAP and non-GAAP gross margin for the online advertising business for the third quarter of 2015 was 49%, compared with 48% in the third quarter of 2014 and 45% in the second quarter of 2015.

Both GAAP and non-GAAP gross margin for the brand advertising business in the third quarter of 2015 was 40%, compared with 44% in the third quarter of 2014 and 34% in the second quarter of 2015. The year-over-year decrease was primarily due to an increase in video content costs. The quarter-over-quarter increase in gross margin was primarily due to a decrease in video content costs.

Both GAAP and non-GAAP gross margin for the search and search-related business in the third quarter of 2015 was 58%, compared with 53% in the third quarter of 2014 and 57% in the second quarter of 2015. The year-over-year increase in gross margin was mainly due to increased revenues, combined with lower costs as a percentage of search and search-related revenues.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2015 was 77%, compared with 77% in the third quarter of 2014 and 75% in the second quarter of 2015. The quarter-over-quarter increase in gross margin was due to a smaller revenue contribution from mobile games, which typically require additional revenue-sharing payments.

Operating Expenses

For the third quarter of 2015, operating expenses totaled US$265 million, down 8% year-over-year and up 4% quarter-over-quarter. Non-GAAP operating expenses were US$267 million, down 3% year-over-year and up 13% quarter-over-quarter. In the third quarter of 2015, we recognized US$40 million of impairments to goodwill and intangibles via acquisitions of businesses, largely related to Changyou’s Dolphin Browser business.

Operating Profit

Operating profit for the third quarter of 2015 was US$43 million, compared with an operating loss of US$41 million in the third quarter of 2014 and an operating profit of US$18 million in the second quarter of 2015.

Non-GAAP operating profit for the third quarter of 2015 was US$41 million, compared with an operating loss of US$26 million in the third quarter of 2014 and an operating profit of US$36 million in the second quarter of 2015.

Other Income

Other income for the third quarter of 2015 was US$70 million, compared with other income of US$0.9 million in the third quarter of 2014 and other expense of US$0.4 million in the second quarter of 2015. The increase in other income for the third quarter of 2015 included gain recognized from the divestment of 7Road, a Web game business of Changyou.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$29 million for the third quarter of 2015, compared with income tax benefit of US$1 million in the third quarter of 2014 and income tax expense of US$12 million in the second quarter of 2015.

Net Income

Before deducting the share of net income pertaining to non-controlling interest and deemed dividend to non-controlling Sogou Series A Preferred shareholders, GAAP net income for the third quarter of 2015 was US$93 million, compared with a net loss of US$32 million in the third quarter of 2014 and a net income of US$11 million in the second quarter of 2015. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net income for the third quarter of 2015 was US$91 million, compared with a net loss of US$17 million in the third quarter of 2014 and a net income of US$30 million in the second quarter of 2015.

GAAP net income attributable to Sohu.com Inc. for the third quarter of 2015 was US$39 million, or US$1.00 per fully-diluted share, compared with a net loss of US$28 million in the third quarter of 2014 and a net loss of US$28 million in the second quarter of 2015. Non-GAAP net income attributable to Sohu.com Inc. for the third quarter of 2015 was US$49 million, or US$1.27 per fully-diluted share, compared with a net loss of US$23 million in the third quarter of 2014 and a net loss of US$14 million in the second quarter of 2015.

Liquidity

As of September 30, 2015, the Sohu Group had net cash and cash equivalents and short-term investments of US$1.33 billion, compared with US$1.07 billion as of December 31, 2014.

Ms. Carol Yu, President and CFO of Sohu.com Inc. commented, “Two of our Group’s subsidiaries, Sogou and Changyou, have continued to contribute sizable revenues and profits. Sohu Video continues its rational spending on head content and strives for better, more cost efficient original content and PGC. All these developments together with a strong balance sheet enable our Group to maintain competitiveness in China’s internet sector.”

Business Outlook

For the fourth quarter of 2015, Sohu estimates:

•	Total revenues to be between US$435 million and US$465 million.

•	Brand advertising revenues to be between US$135 million and US$145 million; this implies a sequential decrease of 4% to 11% and an annual decrease of 2% to 9%. Sohu Media Portal revenues to be between 34% and 36% of total brand advertising revenues. Sohu Video revenues to be between 35% and 38% of total brand advertising revenues.

•	Sogou revenues to be between US$165 million and US$175 million; this implies a sequential increase of 2% to 8% and an annual growth of 38% to 47%.

•	Online game revenues to be between US$115 million and US$125 million; this implies a sequential decrease of 18% to 25% and an annual decrease of 32% to 38%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net income to be between US$10 million and US$20 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$15 million and US$25 million, and non-GAAP loss per fully-diluted share to be between US$0.40 and US$0.65.

•	Assuming no new grants of share-based awards, we estimate that compensation expense relating to share-based awards will be around US$13 million to US$14 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$25 million and US$35 million, and GAAP loss per fully-diluted share to be between US$0.65 and US$0.90.

Non-GAAP Disclosure

Revision of Non-GAAP Reporting

Prior to the fourth quarter of 2014, the Company’s determined its non-GAAP results excluding share-based compensation expense, goodwill impairment, impairment of intangibles via acquisitions of businesses and related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

In the fourth quarter of 2014, we reassessed our definition of non-GAAP to better reflect the economic substance and performance of the Group. With the consideration that goodwill impairment and impairment of intangibles via acquisitions of businesses can be an indicator of the economic substance of the acquired businesses, we revised the definition of non-GAAP that we use, and excluded only share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from adjustments of contingent consideration previously recorded for acquisitions, and deemed dividend to non-controlling preferred shareholders of Sogou. Our results for the third quarter of 2015 are presented using this revised definition of non-GAAP.

Revised Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, October 26, 2015 (8:30 p.m. Beijing/Hong Kong time, October 26, 2015) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on October 26 through November 2, 2015. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	59706981

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular massively multi-player online (“MMO”) games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its nineteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Sep. 30, 2015	Jun. 30, 2015	Sep. 30, 2014
Revenues:
Online advertising
Brand advertising	$151,517	$150,849	$148,823
Search and search-related	147,938	135,206	98,437

Subtotal	299,455	286,055	247,260

Online games	152,501	172,350	150,338
Others (a)	70,134	35,161	32,817

Total revenues	522,090	493,566	430,415

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $184, $508, and $218, respectively)	91,163	99,847	83,424
Search and search-related (includes stock-based compensation expense of $12, $54, and $193, respectively)	62,365	58,552	46,375

Subtotal	153,528	158,399	129,799

Online games (includes stock-based compensation expense of $-96, $44, and $58, respectively)	34,635	43,929	33,949
Others (includes stock-based compensation expense of $0, $0, and $0, respectively) (a)	25,996	18,872	17,912

Total cost of revenues	214,159	221,200	181,660

Gross profit	307,931	272,366	248,755

Operating expenses:
Product development (includes stock-based compensation expense of $-1,332, $6,234, and $6,052, respectively)	92,779	100,771	107,971
Sales and marketing (includes stock-based compensation expense of $466, $862, and $937, respectively)	98,596	103,977	131,742
General and administrative (includes stock-based compensation expense of $-1,536, $10,838, and $7,342, respectively)	33,330	49,720	49,730
Goodwill impairment and impairment of intangibles via acquisitions of businesses	40,324	—	—

Total operating expenses	265,029	254,468	289,443

Operating profit /(loss)	42,902	17,898	(40,688)

Other income /(expense)	70,219	(437)	896
Interest income	5,192	6,228	7,468
Exchange difference	4,322	(687)	(610)

Income /(loss) before income tax expense /(benefit)	122,635	23,002	(32,934)

Income tax expense /(benefit)	29,461	11,519	(1,036)

Net income /(loss)	93,174	11,483	(31,898)

Less: Net income /(loss) attributable to the noncontrolling interest shareholders	42,142	38,682	(4,760)

Deemed dividend to non-controlling Sogou series A preferred shareholders	11,911	—	—

Net income /(loss) attributable to Sohu.com Inc.	39,121	(27,199)	(27,138)

Basic net income /(loss) per share attributable to Sohu.com Inc.	$1.01	$(0.70)	$(0.71)

Shares used in computing basic net income /(loss) per share attributable to Sohu.com Inc.	38,633	38,587	38,485

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$1.00	$(0.71)	$(0.74)

Shares used in computing diluted net income /(loss) per share attributable to Sohu.com Inc.	38,665	38,587	38,485

Note:

(a)	Comparative revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2015	As of Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,073,879	$876,340
Restricted time deposits	241,680	282,186
Short-term investments	260,431	191,577
Accounts receivable, net	285,296	230,401
Prepaid and other current assets	167,502	116,704
Held for sale assets	10,080	—

Total current assets	2,038,868	1,697,208

Long-term investments	65,480	24,067
Fixed assets, net	523,867	540,778
Goodwill	155,018	303,426
Intangible assets, net	62,870	110,691
Restricted time deposits	139,407	144,562
Prepaid non-current assets	1,034	8,933
Other assets	32,590	37,344

Total assets	$3,019,134	$2,867,009

LIABILITIES
Current liabilities:
Accounts payable	$131,782	$127,758
Accrued liabilities	317,345	239,231
Receipts in advance and deferred revenue	137,583	127,740
Accrued salary and benefits	86,822	108,741
Taxes payable	50,403	33,380
Deferred tax liability	24,096	22,356
Short-term bank loans	25,500	25,500
Other short-term liabilities	154,085	105,644
Contingent consideration	—	3,935
Held for sale liabilities	1,251	—

Total current liabilities	$928,867	$794,285

Long-term accounts payable	4,257	5,143
Long-term bank loans	319,000	344,500
Long-term tax payable	24,765	24,829
Deferred tax liabilities	12,666	7,417
Contingent consideration	—	1,929

Total long-term liabilities	$360,688	$383,818

Total liabilities	$1,289,555	$1,178,103

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,279,583	1,201,661
Noncontrolling Interest	449,996	487,245

Total shareholders’ equity	$1,729,579	$1,688,906

Total liabilities and shareholders’ equity	$3,019,134	$2,867,009

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Sep. 30, 2015				Three Months Ended Jun. 30, 2015				Three Months Ended Sep. 30, 2014
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		184	(a)			508	(a)			218	(a)

Brand advertising gross profit	$60,354	$184		$60,538	$51,002	$508		$51,510	$65,399	$218		$65,617

Brand advertising gross margin	40%			40%	34%			34%	44%			44%

		12	(a)			54	(a)			193	(a)

Search and search-related gross profit	$85,573	$12		$85,585	$76,654	$54		$76,708	$52,062	$193		$52,255

Search and search-related gross margin	58%			58%	57%			57%	53%			53%

		196	(a)			562	(a)			411	(a)

Online advertising gross profit	$145,927	$196		$146,123	$127,656	$562		$128,218	$117,461	$411		$117,872

Online advertising gross margin	49%			49%	45%			45%	48%			48%

		(96)	(a)			44	(a)			58	(a)

Online games gross profit	$117,866	$(96)		$117,770	$128,421	$44		$128,465	$116,389	$58		$116,447

Online games gross margin	77%			77%	75%			75%	77%			77%

Others gross profit	$44,138	$—		$44,138	$16,289	$—		$16,289	$14,905	$—		$14,905

Others gross margin	63%			63%	46%			46%	45%			45%

		100	(a)			606	(a)			469	(a)

Gross profit	$307,931	$100		$308,031	$272,366	$606		$272,972	$248,755	$469		$249,224

Gross margin	59%			59%	55%			55%	58%			58%

		(2,302)	(a)			18,540	(a)			14,800	(a)

Operating profit /(loss)	$42,902	$(2,302)		$40,600	$17,898	$18,540		$36,438	$(40,688)	$14,800		$(25,888)

Operating margin	8%			8%	4%			7%	-9%			-6%

		(2,302)	(a)			18,540	(a)			14,800	(a)

Net income /(loss) before Non-Controlling Interest	$93,174	$(2,302)		$90,872	$11,483	$18,540		$30,023	$(31,898)	$14,800		$(17,098)

		(2,302)	(a)
		725	(b)			18,540	(a)			14,800	(a)
		11,911	(c)			(5,452)	(b)			(9,847)	(b)

Net income /(loss) attributable to Sohu.com Inc. for diluted net loss per share	$38,796	$10,334		$49,130	$(27,538)	$13,088		$(14,450)	$(28,402)	4,953		(23,449)

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$1.00			$1.27	$(0.71)			$(0.37)	$(0.74)			(0.61)

Shares used in computing diluted net income /(loss) per share attributable to Sohu.com Inc.	38,665			38,701	38,587			38,587	38,485			38,485

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method. In the third quarter of 2015, there was a credit to expenses resulting from an adjustment of share-based compensation expense, based primarily on a re-measurement of the fair value of outstanding options based on their then-current fair value.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Deemed dividend to non-controlling Sogou series A preferred shareholders.